Exhibit 99.1

Amylin Pharmaceuticals, Inc. Announces Offering of Convertible Senior Notes

SAN DIEGO, March 30 /PRNewswire-FirstCall/ — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN - News) announced today that it intends to offer $150 million of convertible senior notes for sale in a private placement. The offering will be made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). The convertible senior notes will be convertible into shares of Amylin common stock. It is expected that the convertible senior notes will be due in 2011.

Amylin intends to use the net proceeds of this offering to continue research and development, fund operating expenses, establish manufacturing sources and inventory, pursue regulatory approvals and expand its commercialization capabilities as necessary.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers. The convertible senior notes being offered and the common stock issuable upon conversion of the convertible senior notes have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties. For example, Amylin may not be successful in issuing the convertible senior notes due to market conditions or otherwise.